Exhibit 99.1
NEWS RELEASE
Basic Earth Updates Drilling Efforts In North Dakota
Denver, Colorado, September 28, 2006 — Basic Earth Science Systems, Inc. (Basic) (OTC:BB BSIC) reported that with the week it expects to commence new drilling operations on the previously producing State #16-1H, a vertical Rival formation well operated by Missouri Basin Well Service in McKenzie County, North Dakota. The Company plans to re-enter the State #16-1H in order to exit the existing vertical casing and drill two horizontal legs in the Rival formation. The effort is anticipated to take twenty days and to cost approximately $350,000 to Basic’s 20% working interest.
“It’s good to be active again on the Banks Prospect,” commented Ray Singleton, President of Basic. “This effort is expected to better our understanding of the Rival formation in this area and allow us to capitalize on our acreage position there. With high expectations for this area, it is our hope that this dual lateral approach will create higher inflow rates than we have seen so far and enhance our recovery factors.”
In a Form 8-K filed in conjunction with this press release, the Company has provided both expanded discussion of this venture and its plans in the area. Readers are encouraged to review this Form 8-K to obtain a complete understanding of matters referenced in this press release.
Basic is an oil and gas exploration and production company with primary operations in select areas of the Williston basin (in North Dakota and Montana), the Denver-Julesburg basin in Colorado, the southern portions of Texas, and along the Gulf Coast. Basic is traded on the “over-the-counter — bulletin board” under the symbol BSIC.OB.
Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “should,” “may,” “will,” “anticipate,” “estimate,” “intend” or “continue,” or comparable words or phrases. In addition, all statements other than statements of historical facts that address activities that Basic intends, expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Basic, particularly the Company’s Quarterly Reports on Form 10-QSB for the quarter ended June 30, 2006, in addition to the Company’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2006, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.